EXHIBIT 10.16
ALBERTA PROPERTIES LLC STANDARD OFFICE LEASE
THIS AGREEMENT made this 4th day of February 2009 between Alberta Properties LLC, its principal place of business at 331 Alberta Drive, Amherst, New York 14226 hereinafter referred to as the Owner, and Interactive Therapy Group, 1586 Eggert Road, Amherst, New York 14226 hereinafter referred to as the Tenant:
WITNESSETH:

Premises	That the said Owner has agreed to let, and by these presents does so lease to Tenant the following premises:

Suite 110 on the ground floor of the building located at 331 Alberta Drive, Amherst, New York containing approximately 1300 square feet per attached Sketch Plan “A”.

TERM
The term of this lease shall be for a period of two (2) years commencing upon April 1, 2009 and terminating upon March 31, 2011. Tenant shall have one (1) option (the “Renewal Option”) to extend the term of the Lease for a two (2) year renewal period (the “Renewal Period”), commencing on April 1, 2011 and terminating on March 31, 2013, upon terms and conditions as set forth below in RENT. The Renewal Option may be exercised only by Tenant giving Owner written notice of such exercise at least six (6) months prior to the expiration date of the Lease.
RENTAL
RENT
The Tenant agrees to pay the Owner at 331 Alberta Drive, Amherst, New York 14226 the annual rent of $19,200.00 to be paid in equal monthly installments of $1,600.00 for the two years of this Lease on the first day of each and every month of this Lease without demand and without offset or deductions of any kind.
If Tenant shall validly exercise the Renewal Option, than the Lease shall be extended for the Renewal Period at an annual rent of $20,400.00 to be paid in equal monthly installments of $1,700.00 on the first day of each and every month of the Renewal Period without demand and without offset or deductions of any kind.
TENANTS COVENANTS
1.	The Tenant hereby covenants and agrees as follows:
a)	Not to use said premises or any part thereof for any purposes other than the purpose of its usual business.

b)	Not to let, sell, underlet or assign over the said premises or any part thereof, for the whole or any part of said term, without first requesting cancellation of the lease. If Owner declines to so cancel, Tenant may assign to a successor of equal financial stability acceptable to the Ownler. Consent to such assignment will not be unreasonably withheld.

c)	This item left intentionally blank.

d)	To allow the Owner in person, or by agent, to enter said premises at all reasonable times of the day upon reasonable notice, however, Owner shall not unreasonably interfere with Tenant’s business or Tenant’s use of its premises, and within six months prior to the expiration of the lease, to allow the Owner or his agent to place on or about said premises, notices indicating that the premises are for sale or rent; and to allow the Owner or his agent to enter upon and pass through and over said premises at all reasonable times and upon reasonable notice for the purposes of showing the same to persons wishing to purchase or lease the same.

e)	To obey and carry out all Federal, State, County and Municipal Laws, regulations, rules and ordinances in regard to the premises hereby leased and their use, and subject to Section “6” hereof, to take such care of said premises as may be required by any and all Federal, State, County and

Municipal authorities and departments, or any of them; and to obey all lawful requirements of the New York Fire Insurance Rating Organization, or any similar body, with reference to insurance premium rate upon the building shall be increased, by reason of any act or omission or commission on the part of Tenant or by reason of the nature of the occupancy of the premises, the Tenant agrees to pay the amount of any such increase; and to save the Owner and hold the Owner harmless from any expense, loss or damage by reason of the violation of such laws, regulations, rules, ordinances and by reason of the Tenant’s negligence.
f)	To observe and keep all the rules and regulations of the electric, gas and water companies and the sewer authority, supplying such premises with electricity, gas, water or use of sewer.

g)	Not to erect any signs or to letter windows or doors without express written authority of Owner.

h)	To return the premises broom-clean at the expiration of the lease to the Owner and in the same condition as when taken, reasonable wear and tear thereof excepted.

i)	To observe and keep all reasonable rules and regulations of the Owner regarding the use of the building.
OWNER COVENANTS
2.	Owner covenants and agrees as follows:
a)	To provide at the start of the term of this lease the subject premises in first-class condition in its present configuration.

b)	To supply aforesaid premises at its own expense during regular business hours air conditioning, heat, electricity, gas, water and janitorial services, but it shall not be liable for any injury, damage or loss occasioned in the rendering of such services or resulting from any interruption thereof, due to any cause except negligence of Owner or its employees, agents, or servants and except as otherwise provided herein.

c)	To maintain the lavatory, toilets and toilet rooms in good lighted and ventilated.

d)	To keep and maintain the sidewalks, corridors, stairways and all other means of access and egress for the demised premises in good repair and safe condition and well lighted, free and clear of ice, snow and debris.

e)	Owner, at its expense, shall maintain the common areas of the Building, and any areas of the Building under the exclusive control of Owner, in a clean and healthful condition and will comply with all federal, state, county and municipal laws, regulations, rules, and ordinances in regard to the Building and shall save Tenant and hold Tenant harmless from any expense, loss, or damages by reason of the violation of such laws, regulations, rules, ordinances, and requirements or by reason of damages that might be sustained by reason of the acts, omissions, or negligence of Owner or its employees, agents, or servants.
DEFAULTS
3.	If default be made in the payment of the rent or any part thereof the Owner shall give written notice of such default to the Tenant and the Tenant shall have five (5) days after receipt of such notice to cure such default, but upon Tenant’s failure to cure the default within said period then and in such case the owner may terminate the term of this lease without further notice, and all rents will accelerate.

In the case of a default by either party in the obligation of Tenant to pay rent, the other party may give to the defaulting party written notice thereof describing the default and thereupon unless the defaulting party, within thirty (30) days from the receipt of said notice, shall begin and continue to prompt completion the steps necessary to cure the default, the non-defaulting party may terminate this lease by giving the defaulting party not less than ten (10) days notice of the time of termination.

The provisions of this Paragraph 3, whether or not any such right of termination is exercised, shall not be a waiver of any right of breach of contract or a waiver of any other provisions of this lease.

4.	If said premises shall at any time become vacant during the said term in consequence of the removal of the Tenant, for nonpayment of rent, by legal process, or any other cause, the Owner may re-enter the same, and use such force for that purpose as the Owner shall think fit, without being liable to any prosecution thereof and may thereupon treat the said lease as terminated, and re-let said premises for their own use; or the Owner may re-let said premises as the agent of the Tenant applying avails thereof to the expenses that may accrue in reentering and then to the payment of the rent due as herein provided, and the balance to pay over to Tenant; or may hold the Tenant for any balance remaining due after so applying the proceeds, and the right to hold the Tenant for such balance shall survive the issuance of any warrant of cancellation of this lease.
DAMAGE OR DESTRUCTION
5.	If the leased premises shall be destroyed or damaged by fire or other cause, without or with the fault or negligence of either party all rebuilding, restoration and repairs shall be done by Owner at its expense, as soon as reasonably possible.

If after any partial damage any portion of the premises shall be usable by Tenant, the rent shall be apportioned according to such usable portion until all restoration and repairs are completed. If the premises shall be totally destroyed, rendered untenantable, the rent shall be wholly abated until the premises including all equipment as originally installed as a part thereof shall be fully replaced or repaired, and until Tenant shall have reasonable time to replace all attachments, installments, and other property installed by it, and to replace its furniture and office equipment.

If after any such occurrence it is reasonably certain or is found that the building cannot be restored as stated above within (6) months from the date of the occurrence, either party hereto shall have the right as its election to terminate this lease, effective as of the date of such occurrence, by giving written notice to the other as soon as reasonably possible. In the event of such termination Owner shall not be obligated to make any restoration of the premises.

6.	All repairs to the premises and to the plumbing, heating, air conditioning, electric wiring and lighting apparatus and structural repairs to the building and common areas necessary to keep the same in proper order shall be made by the Owner at the Owner’s expense, unless said repairs are made necessary through the carelessness or neglect of the Tenant, its agents, employees or servants.

7.	Any fixture of a removable nature constructed and placed in the demised premises at the expense of the Tenant, shall remain the property of the Tenant and may be removed by the Tenant at the termination of its occupancy of the demised premises; and in case of damage or disfigurement to walls or floors caused by such removal, the cost of reasonable repairs of the damage to them, shall be borne by the Tenant. The Tenant covenants that it will not make any alterations in or to the demised premises without first obtaining the consent of the Owner in writing, which consent shall not be unreasonably withheld.
CONDEMNATION
8.	If the whole or any part of the premises hereby demised shall be taken or condemned by any competent authority for any public use or purpose, than the term hereby granted shall cease from the time when possession of the part so taken shall be required for such public purpose and without apportionment of claim to any such award, the current rent, however, in such case to be apportioned. However, nothing herein shall be deemed to give Owner any interest in or to require Tenant to assign to Owner any award made to Tenant for the taking of personal property or fixtures belonging to Tenant or for the interruption of or damages to Tenants business or for Tenant’s moving expense.
END OF TERM
9.	Should the Tenant continue to occupy the demised premises after the expiration of the term of this lease or any renewal thereof, with the consent of the Owner, such tenancy shall be from month to month and in no event from year to year or from term to term, and such month to month tenancy shall be on the same terms, covenants and conditions of this lease but at the monthly rental fixed by Owner but nothing herein contained shall be deemed to waive any right the Owner may have to recover possession of the demised premises upon the expiration of the term of this lease or any renewal thereof.

10.	Tenant agrees that the sidewalks, entries, passages, staircases, vestibules, hallways and parking lot shall not be obstructed or used for any purpose other than ingress and egress; the Tenant will not make or permit any unseemly, improper, or disturbing noise or otherwise unreasonably interfere with other tenants.
PARKING
11.	In addition to the demised premises, Tenant shall have the right of non-exclusive use in common with others, of automobile parking areas, driveways, serviceways, loading facilities, staircases, vestibules, hallways, elevators, and other facilities as may be designated by Owner from time to time, all subject to the terms and conditions of this lease agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Owner. Tenant and his employees, invitees or guests shall not park cars in parking lot spaces reserved on property of which demised premises are a part or in driveways or serviceways except in areas which may be designated for Tenant parking.
QUIET ENJOYMENT
12.	Owner covenants that Tenant upon paying the rent reserved herein and performing all the covenants of this lease on its part to be performed shall and may peaceably and quietly have, hold and enjoy the premises for the full term hereof free from molestation, eviction or disturbances by Owner or by any other person or persons lawfully claiming same.
SUCCESSORS AND ASSIGNS
13.	The covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of the Owner and the Tenant and their respective executors, administrators, successors and assigns and may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.
SUBORDINATION
14.	This Lease is and shall be subject and subordinate to the indenture and all mortgages which may now or hereafter affect the Leased Premises; and to all renewals, modifications, consolidations, replacements and extensions thereof. Although the subordination provision shall be deemed for all purposes to be automatic and effective without any further instrument on the part of the Tenant, the Tenant shall execute any further instrument reasonably requested by the Landlord to confirm such subordination. The Tenant hereby irrevocably constitutes and appoints the Landlord as the Tenant’s attorney-in-fact to execute any such instrument for and on behalf of the Tenant.

Notwithstanding the foregoing, Tenants right to quiet possession and enjoyment of the premises shall not be disturbed so long as Tenant complies with all of the terms, obligations, and conditions hereunder.
ENTIRE AGREEMENT This lease constitutes the entire understanding between the parties. No variation or modification of this Lease shall be deemed valid unless in writing and signed by the parties hereto.
IN WITNESS WHEREOF, the Owner and Tenant have respectively signed and sealed these presents on the day and year first above written.

Alberta Properties LLC:
Witness	By	/s/ Stephen S. Obletz

Interactive Therapy Group
/s/ Gary J Knauer Witness	By	/s/ Gary Gelman Gary Gelman, Chairman

ESCALATION
A.	For the purpose of this Paragraph:
1)	Tax Base Year Year Ending 12/31/2008

2)	Operating Expense Base Year Year Ending 12/31/2008

3)	Computation Year means each Year Beginning 04/01/09

4)	Tenant’s Proportionate Share means the ratio expressed as a percentage of the area of the Premises approximately 1300 square feet to the entire rentable floor space in the Building. Tenant’s proportionate share is 9.6%

5)	Real Estate Taxes means the dollar value of the real estate taxes assessed upon the Building and the land upon which it stands.

6)	Operating Expense means the actual expenses incurred and paid by the Landlord for the operation and maintenance of the Building in accordance with accepted principals of sound management and accounting practices as applied to first-class office buildings, but not limited to:
a)	Janitor labor and supplies

b)	Maintenance and engineering labor and supplies

c)	Insurance applicable solely to the Building and its operation

d)	Water and fuel

e)	Electricity used by Landlord in the operation and maintenance of the Building

f)	Salaries and wages of employees, other than employees above grade of Building Manager

g)	Painting, snow removal and other contract services

h)	Security services
B.	Tenant shall make an additional rent payment equal to the Tenant’s Proportionate Share of any increase in the Real Estate Taxes and/or Operating Expense for each Computation Year of the Tenant’s Lease over the Real Estate Taxes and/or Operating Expense for the Base Year together with a six percent (6%) administrative fee. [1]

C.	For each computation Year, Owner shall furnish to Tenant Statements setting forth in reasonable detail the Real Estate Taxes and Operating Expense for the Base Year and the Computation Year, as well as the difference between the two and the Tenant’s Proportionate Share of the difference. Tenant shall pay Tenant’s Proportionate Share as set forth in the Statement within thirty (30) days of receipt of said Statement.
1)	It is hereby agreed that in the event the Owner consents to the subletting of the lease, if the rent shall be more than the rent in this lease, the increases in rent shall be automatically assigned and payable to the Owner.

2)	Tenant shall pay for all electric bulbs, lamps, tubes, ballast’s and starters.

3)	Rents received after the fifth day of the month are subject to a five percent (5%) late charge.

4)	Tenant is required to provide protective pads under each desk and Shepherd casters or equivalent on all chairs and movable office furniture.
INSURANCE REQUIREMENTS
A.	Landlord’s Insurance. At all times during the Term, Landlord will carry and maintain (1) fire and extended coverage Insurance covering the Building and the Demised Premises and the Building’s equipment and common area furnishings and leasehold improvements in the Premises, and (2) public liability and property damage Insurance in such amounts as Landlord determines from time to time in its reasonable discretion.

B.	Tenant’s Insurance. At all times during the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies on forms satisfactory to Landlord.

[1]	The annual increase in Real Estate Tax and/or Operating Expenses is limited to 3.5% on a cumulative basis.

1)	Public Liability and property damage liability insurance, with a combined single occurrence limit of not less than $1,000,000. All such insurance will specifically include, without limitation, contractual liability coverage for the performance by Tenant of the agreements set forth in this Lease.

2)	Insurance covering all of Tenant’s equipment, trade fixtures, appliances, furniture, furnishings and personal property, from time to time in, on or upon the Premises, in an amount not less than the full replacement cost without deduction for depreciation from time to time during the term of this Lease, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended peril (all risk), boiler, flood, glass breakage and sprinkler leakage. All policy proceeds will be used for the repair or replacement of the property damaged or destroyed.

3)	Workman’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the workman’s compensation laws of the state in which the Premises are located.
C.	Forms of the Policies. All policies of liability insurance which Tenant is obligated to maintain according to the Lease (other than any policy of workmen’s compensation insurance) will name Landlord and such other persons or firms as Landlord specifies from time to time as additional insureds. Insurance certificates of original policies (together with copies of the endorsements naming Landlord and any others specified by Landlord as additional insureds) and evidence of the payment of all premiums of such policies will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time at least ten (10) days prior to the expiration of the terms of each such policy. All public liability and property damage liability maintained by Tenant will contain a provision that Landlord and any other insureds will be entitled to recover under such policies for any loss sustained by Landlord and the other additional insureds, its agents and employees as a result of the acts or omissions of Tenant.

All such policies maintained by Tenant will provide that they may not be terminated or amended except after thirty (30) days prior written notice to Landlord.

All public liability, property damage liability and casualty policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. Insurance required to be maintained by Tenant may be subject to a deductible up to five hundred dollars ($500.00).

D.	Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against each other except to the extent loss or damage is suffered as a result of the acts, omissions, or negligence of Owner or its employees, agents, or servants. Landlord and Tenant, from time to time, will cause their respective insurers to issue an appropriate waiver of subrogation rights endorsements to all policies of insurance carried in connection with the Project or the Premises or the contents of the Project or Premises. Tenant agrees to cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord such a waiver of claims and to obtain such a waiver of subrogation rights endorsements.

E.	Adequacy of Coverage. Landlord, its agents and employees make no representation that the limits of liability specified to be carried by Tenant are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain, at Tenant’s expense, such additional insurance coverage as Tenant deems adequate.
RULES AND REGULATIONS
1.	The sidewalks, walks, entries, corridors, concourses, ramps, staircases, and elevators shall not be obstructed or used for any purpose other than ingress and egress to and from the respective premises.

2.	The Landlord shall not be responsible to any Tenant for loss of property from the premises, however occurring, unless caused by the acts, omissions, or gross negligence or willful act of the Landlord, its agents, servants, or employees, including its independent contractors.

3.	No signs or advertisements shall be put in or upon any part of the building except on the doors of the premises and on the Directory Boards, and then only of such color, size, style and material as shall be approved in writing by Landlord. A Directory Board in a conspicuous place will be provided by Landlord.

4.	No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of the Landlord.

5.	No persons shall disturb the occupants of the building by use of any musical instruments, making unseemly noises, or by interference in any way. No dogs or other animals will be allowed in the building.

6.	No installations, including, without limitation, telegraph, telephone, television, radio or other wires or instruments, shall be introduced into the building without Landlord’s prior written approval.

7.	No Tenant shall permit or allow any employee or other person to conduct any business enterprises of any kind in or from the premises other than that specifically provided for in the Lease.

8.	Only workmen employed, designated or approved by Landlord may be employed by Tenants for repairs, installations, alterations, painting, material moving or other similar work that may be done on the Premises. Such approval shall not be unreasonably withheld.

9.	Canvassing, soliciting, or peddling in the building are prohibited.

10.	Tenant acknowledges that this is a “smoke free” building and will obey all Owner’s rules and regulations in this regard.

11.	No vending machines of any kind are permitted on the premises.

12.	No Tenant shall, with the exception of hot beverages, permit the sale or service of food or beverages to its employees or to others, or cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises.

No Tenant shall install or permit installation or use of any machine dispensing goods for sale, including, without limitation, foods, beverages, cigarettes or candy, without the consent of the Landlord.

13.	Electrical appliances or equipment rated higher than 15 Amperes must have specific authorization for use.